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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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    14a-6(e)(2))
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                   AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
                (Name of Registrant as Specified in Its Charter)

                            MACKENZIE PATTERSON, INC.
                               AND C. E. PATTERSON
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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
                           MacKenzie Patterson, Inc.,
                          1640 School Street, Suite 100
                            Moraga, California 94556

American Residential Investment Trust, Inc., a Maryland corporation (the "Company") has notified its stockholders of its annual meeting, to be held July 19, 2002, at 10:00 a.m. local time at the San Diego Marriott Hotel, La Jolla, California. According to the Company's Proxy Statement filed with the Securities and Exchange Commission on June 7, 2002 (the "Company's Proxy"), the Company's directors intend to support five proposals at the meeting. The second and third of those proposals (the "De-REIT Proposals"), if passed, will result in termination of the Company's status as a real estate investment trust ("REIT"). We at MacKenzie Patterson, Inc., a California corporation engaged in a variety of investment and real estate related business activities, including management of private investment funds ("MPI" or "we"), strongly encourage you to oppose the De-REIT Proposals, and to support the MPI proposals described below for the following reasons:

     o The De-REIT Proposals, if passed, will transform the Company from a stable, tax-free New York Stock Exchange ("NYSE") entity created and designed to produce significant dividend income for its stockholders into an untested start-up company that will likely be de-listed from NYSE. Passage of the De-REIT Proposals will eliminate any realistic opportunity for the stockholders to realize dividend income from the Company's diminishing assets, instead freeing up safely invested income producing assets for management to spend on its untested and unproven mortgage origination business (the "Pet Project").

     o Management claims that change is necessary because the Company's business model is flawed and can no longer produce adequate profits for the Company. The Company must, they say, try something new to recover. We believe it imprudent to entrust those who supervised the pursuit of a failed business model and approximately an $80,000,000 ($10 per share) reduction in the Company's market value (from the original offering price of $15 per share to the closing price of $4.99 on June 18, 2002) with more of the stockholders' money for their Pet Project. Management should be required to continue to distribute 90% of income to stockholders rather than spend our dividends on an expensive and risky start-up venture.

We, therefore, will be filing a proxy statement with the U.S. Securities and Exchange Commission ("SEC"), pursuant to which we will be soliciting proxies to vote AGAINST the DeREIT Proposals which are numbered 2 and 3 in the Company's Proxy; and to vote in FAVOR of two proposals that we will submit at the Company's annual meeting to reduce management's entrenchment capabilities which are described below.

VOTE TO RETAIN TAX-FREE REIT STATUS

The Company's directors have offered the De-REIT proposals as a prerequisite to reinventing the Company as a mortgage originator. Management apparently believes that the stockholders will be better served by reinvesting Company income into very expensive and speculative start-up operations rather than distributing the income to stockholders. We don't agree. We believe stockholders invested in the Company because it is a REIT--an entity that produces substantial dividends on a pass-through basis (i.e. no taxation at the corporate level), with some of those dividends accorded capital gains treatment. Transformation to a typical C corporation will eliminate the tax advantages of the REIT and will eliminate the Company's obligation to distribute any of its earnings to the stockholders. If management truly believes that the stockholders will benefit from investment in a mortgage origination venture, then management should launch the venture separately and obtain separate financing for the venture. We, as stockholders, should not allow management to deploy the Company's substantial assets as venture capital financing.

Based upon four years of declining value, from an opening price of $15 per share on October 29, 1997 to the $4.99 on June 18, 2002, we do not believe that management can justify its continued role without making substantial change or improvement in the Company's operations. Therefore, we believe the Pet Project provides management with justification for its continued employment and control. We do not believe that the Pet Project provides any benefits to stockholders.

VOTE TO ALLOW STOCKHOLDERS TO EVALUATE OFFERS TO PURCHASE THE COMPANY

We believe this is an appropriate time for the Board of Directors of the Company to eliminate the Company's Rights Agreement, adopted by the Board of Directors without a stockholder vote on February 2, 1999 (the "Poison Pill"). We do not share the view of the Board of Directors that our Company needs to be "protected" from a purchase offer.

The Poison Pill was designed to impede a hostile bidder from acquiring the Company. We think the Poison Pill allows management to prevent anyone, even us stockholders, from removing the managers if it were determined that new management was in the best interests of the company.

We do not believe that the future possibility of an unsolicited hostile takeover bid justifies the unilateral implementation of a Poison Pill. We believe stockholders are entitled to determine a fair price for their holdings. Many scholars agree, having concluded that poison pills shift control of a corporation from the stockholders to management, giving management a veto power over buyout offers regardless of the benefits to stockholders. As Nell Minow and Robert Monks note in their book Power and Accountability (1991, reprinted July
1992), poison pills "amount to major de facto shifts of voting rights away from stockholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the stockholders." 1

A number of studies have concluded that the companies with poison pills underperform companies without poison pills. A 1986 study by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the economics of rights plans states that "[t]he stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management." A 1992 study by Professor John Pound of Harvard University's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills. A 2001 study by researchers Paul A. Gompers and Joy L. Ishii at Harvard University and Andrew Metrick and the University of Pennsylvania's Wharton School created a governance index of stockholder rights for 1,500 firms and studied the relationship between that index, which took into account whether a company has a poison pill, and firm performance from 1990 to 1999. The study found that a low score on the index--denoting stronger stockholder rights--had a significant, positive correlation with firm value.

Rights plans like the Company's have become increasingly unpopular in recent years. In 2001, a majority of stockholders at at least 19 companies, including McDermott International, Profit Recovery Group, and Southwest Gas, voted in favor of proposals asking management to redeem or obtain stockholder approval for poison pills. We believe the time has come for the Company's stockholders to do so here too.

----------
1 We did not obtain the consent of the authors or the publishers to cite this or the following publications, a fact which Exchange Act Rule 14a-12(c)(2)(ii) requires us to state (such consent is not required, however).

In order to do so, however, the Board of Directors must vote to redeem the Poison Pill. Although the Poison Pill does have a stockholder redemption provision, it is essentially meaningless because it requires a super-majority vote (2/3 of the Common Stock present and entitled to vote at the Special Meeting called for such a purpose and 60% of the shares of Common Stock outstanding), and management (including present or past affiliates of management) has control of over 30% of the shares. Thus, we are encouraging stockholders to vote in favor of a "request" to the Board of Directors to redeem the pill.

Given management's history of what we view as entrenchment behavior, we believe the Board of Directors will not comply with a stockholders' request. Thus, we also propose amending the Company's bylaws to make the directors more responsive to their stockholders' request by adding a director-nomination bylaw, which would require that any director nominated for reelection must have voted in favor of redeeming the Poison Pill if a majority of the stockholders requested that the Board of Directors do so within the past year. This will make the Board of Directors responsible to the stockholders.

ADDITIONAL INFORMATION

Stockholders of the Company are urged to read the proxy statement when it becomes available because it will contain important information about the Company, MPI, our recommendations to vote against the DeREIT Proposals and in favor of our proposals, and related matters. When they become available, Stockholders will be able to obtain free copies of the proxy statement and other documents filed by MPI with the SEC in connection with our recommendations to vote against the DeREIT Proposals and in favor of our proposals at the SEC's web site at www.sec.gov, or by contacting us at 1640 School Street, Suite 100, Moraga, California 94556 (Telephone: (800) 854-8357).

We and our directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies of the Company's stockholders to vote in the manner requested by this letter. We are the manager of certain investment funds, which collectively beneficially own the following shares of common stock of Company. Our investment funds and we have no substantial interest in this solicitation other than as owners of the Company's common stock.

                           Name                       Shares (all Common Stock)     Percentage

Accelerated High Yield Income Fund I                           12,400                    *
Accelerated High Yield Pension Investors                        8,400                    *
LP Secondary Market                                            42,200                    *
MP Income Fund 12, LLC                                         42,500                    *
MP Income Fund 18, LLC                                          6,000                    *
MP Value 5, LLC                                                32,100                    *
MacKenzie Patterson Special Fund                               29,100                    *
Real Estate Securities Fund 1983                               47,000                    *
Moraga Fund 1, LP                                              25,000                    *
Moraga DeWaay Fund, LLC                                        24,000                    *
Patterson Real Estate Services                                 17,500                    *
Previously Owned Mortgage Partnership Income Fund 3            30,000                    *
C. E. Patterson                                              316,200 (1)                4.0
Glen W. Fuller (2)                                                0                      0
All participants as a group                                    316,200                  4.0

*Represents less than 1% of the outstanding shares of the Company's common stock. Calculated on the basis of 7,880,909 shares of common stock outstanding, as disclosed by the Company in its Proxy Statement on Schedule 14A, filed June 7, 2002.
(1) Mr. Patterson may be deemed to beneficially own the shares of the funds listed above by virtue of his ownership therein and/or his power to direct the voting power of the securities held by such funds. Mr. Patterson does not directly own any shares of the Company's common stock.
(2) Mr. Fuller is an officer and director of MPI, the general partner of the funds, and may be deemed to be a participant if he solicits proxies on behalf of MPI.


     Very truly yours,

     C. E. PATTERSON
     Chief Executive Officer and President
     MacKenzie Patterson, Inc.
Moraga, California, June 19, 2002